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                                                                   EXHIBIT 10.14


                            [CASH FLOW MANAGER LOGO]

                                License Agreement


LICENSOR:                                                                                                             LICENSEE:
            "We", "Us" or "Our" means the Company named above, its successors and assigns.         "You" or  "Your"  means the
Financial Institution named above.
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

You and we agree as follows:

         Section 1. Grant of License. Subject to the terms and conditions set forth in this agreement, we hereby grant to you (and to any branch offices maintained by you) and you hereby accept (a) the non-exclusive and non-transferable right and license to offer CashFlow Manager to your customers; and (b) the right and license to use our CashFlow
         Manager program, software, trade names, service marks, trademarks, copyrights, patents, electronic data processing methods, accounts receivable forms, including forms and programs presently available and forms and programs developed by us for use with the CashFlow Manager program. Unless the context denotes otherwise, the term "customer" means all current and prospective customers other than financial institutions.

         Section 2. Reservation of Rights. You acknowledge our claimed interest in and exclusive right to the CashFlow Manager program and all component parts thereof, including without limitation, all forms, computer programs, copyrights, trademarks and trade names, manuals, bulletins, procedures or supplements, devices and insignia we may use from time to time in conjunction with the CashFlow Manager program
         (hereinafter "the Program").

         Section 3. Program Services. We will install, setup and maintain the computer software at one (1) site location designated by you for your CashFlow Manager Program. You agree that you will obtain or use computer hardware which meets the requirements specified by us. You also agree to provide qualified personnel, either on your own premises or through contract with some other firm, sufficient to operate the Program for your Program customers. Prior to offering the CashFlow
         Manager Program to your customers, we will provide onsite instruction to your employees or designated representatives concerning the proper operation of the Program, and will provide these persons with Program operating materials. You agree that your employees or representatives will take such instruction as we may from time to time reasonably request. In addition, we agree to install, setup and maintain the computer software and provide the training described in this paragraph at additional site location(s) designated by you upon receipt of the Multiple Site Installation Fee provided for in Section 8 of this agreement.

         Business Consulting and Marketing Services. In addition, we will provide you with the services of one or more Program consultants who will assist you in the marketing of the Program to your customers in accordance with marketing plans developed between you and us. This includes, but is not limited to, the providing of telemarketing services to customers selected by you, customer presentations, and other services related to approval of the customer for your Program.
         You acknowledge that the consultant's services are not exclusive to you, but that such services will be provided in accordance with schedules mutually acceptable to you and the consultant. In the event of any disagreement or dissatisfaction arising concerning the services rendered to you by the consultant, we agree that we will replace such consultant with another consultant acceptable to you within a reasonable period if, after notice from you, such disagreement or dissatisfaction with the consultant cannot be resolved.

         Other Support. We will also provide you, your employees or your designated representatives with Program training, forms and other materials to assist you in compliance with federal, state and local law applicable to the Program.


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         Section 4. Confidentiality. You acknowledge that the procedures, electronic data processing methods, forms and techniques furnished by us as a part of the CashFlow Manager Program and contained in the
         CashFlow Manager software and manuals are unique and confidential. In order to protect the value of the confidential information licensed to you, you agree to retain in confidence, and to require your employees, agents and representatives to retain in confidence, all such information and know-how transmitted to you by us. You agree not to use the confidential material communicated to you by us except for the purpose and to the extent necessary for the operation of the CashFlow
         Manager Program pursuant to the license granted herein. The CashFlow
         Manager documentation and manuals will at all times remain our sole property and will promptly be returned to us upon the expiration or termination of this agreement.

         We acknowledge and agree that any information or data coming into our possession concerning you, your operations and your customers is unique and confidential. We agree to retain in confidence, and to require our employees, agents and representatives to retain in confidence, all such information and will not make use of the confidential material communicated to us by you except for the purpose and to the extent necessary for the operation of the CashFlow Manager Program pursuant to this agreement.

         Your and our obligations under this Section will survive the expiration or a termination of this Agreement.

         Section 5. Software Modifications and Alterations. We agree that we will furnish to you, at no additional cost to you, any updates and upgrades developed by us for the CashFlow Manager software during the term of this agreement. You agree to timely implement any and all changes to the CashFlow Manager software which are deemed necessary by us for the proper operation of the Program. You agree that the CashFlow
         Manager software will be used in accordance with the instructions contained in the instructional and operating information provided by us. No modifications or changes will be made by you with the Program software unless written approval is first obtained from us. In the event modifications or changes are made by you, or your employees or representatives, you agree that we will have the right to use such changes and, at our option, to incorporate the changes into the CashFlow Manager Program and to make them available to third parties.

         Section 6. Operating Materials. You agree to purchase from us any specialized forms which are required for use in conjunction with the CashFlow Manager Program. We agree to allow and assist other reputable and competent printers selected by you to reproduce or print the forms required by the CashFlow Manager Program so long as such printers conform to the standards or specifications established by us.

         Section 7. Program Marketing Materials and Obligations. We will make standard promotional material available to you at a reasonable cost.
         You agree to solicit your selected creditworthy commercial customers via letter and/or brochure mailing at least once per year. During the term of this agreement, you also agree that you will offer no other program of a similar nature to your customers.

         Section 8. License Fees; Multiple Site Installation Fees. In consideration of the trademark, licenses and rights herein granted by us to you, and in consideration of the use of the trade names or trademarks, CashFlow Manager Program and CashFlow Manager in our confidential manuals and materials, you agree to pay us the license fee, plus any applicable sales taxes, set forth below. License fees are payable upon the execution of this agreement. $300.00 of the License
         Fee is for the licensing, installation and use of the software, and the balance represents consideration for the employee and customer training, education and initial marketing program setup and support. In the event you elect to install the Program at additional site location(s), you agree to pay us a Multiple Site Location Fee for each such installation to provide for our cost of installing and maintaining the software at such location(s) and providing the technical support and training set forth in this Agreement.

         License Fee:                          Multiple Site Installation Fee:

         Section 9. Ongoing Support Fees; Volume Rebates. As additional consideration for our initial and continuing marketing, technical and Program support, you agree to pay us ____% of the amount of the Initial
         Balance of the receivables purchased by you from each new CashFlow
         Manager customer and an ongoing support fee equal to __% of the total discount fees charged or taken by you in each subsequent month with respect to "ongoing purchases" of receivables from each CashFlow
         Manager customer. As used herein, the term "Initial Balance" purchase means the first purchase of receivables from a CashFlow Manager
         Customer


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         (or the first 30 days' receivables acquired by you if you either (i)
         acquire less than all of the CashFlow Manager customer's receivables existing on the date of the first purchase of receivables, or (ii) if such CashFlow Manager customer has no existing receivables which will be purchased by you until after the date of the first purchase of receivables). "Ongoing purchases" means purchases of receivables from a
         CashFlow Manager Customer subsequent to the Initial Balance purchase.

         Support Fee Rebates. We agree to pay you a marketing rebate based upon the monthly volume levels of ongoing receivable purchases made by you from your CashFlow Manager customers. These volume levels and the amount of the rebate percentage applicable to each volume level as applied to the discount fees charged or taken by you in a specific month are as follows:

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LEVEL               AMOUNT OF RECEIVABLES PURCHASED                        REBATE PERCENTAGE* (of Discount Fee)
============================================================================================================
I                   $   500,000        -        $1,250,000...........................................  --%
II                   $1,250,001        -        $2,500,000............................................ --%
III                  $2,500,001        +                  ............................................ --%

* The net effective ongoing support fee rate at these levels is ___%, ___% and ___%, respectively.

These volume rebate percentages shown above are applied separately to each of the specific volume levels to which they relate (e.g., the rebate percentage for receivable purchases between $500,000 and $1,250,000 is ___% regardless of the total receivables purchased in that month, etc.). These marketing rebates will be processed by us approximately forty-five (45) days after the close of the calendar month to which the rebate relates, and payable by us to you no more than sixty (60) days beyond the close of the calendar month to which the rebate relates. The rebates will be applicable to: (1) all ongoing support fees which are normally processed and invoiced during a calendar month which (2) are paid to us no later than twenty-five (25) days following the invoice date. Rebates will not be given with respect to any ongoing support fees which are paid to us more than 25 days beyond the invoice date.

Section 10. Reporting and Payment of Ongoing Support Fees. You agree to report to us each month, on forms supplied by us, the amount of receivables purchased during the preceding month, and remit by check the fees due to us under this agreement. All ongoing support fees will be due and payable within twenty-five
(25) days of the invoice date. Amounts which are due and not paid to us as provided in this agreement will thereafter bear interest at the rate of eighteen percent (18.0%) per annum.

Section 11. Term of Agreement, Termination and Refund of License Fees. This agreement will be effective on the date of execution by us and you, and will be for an initial term of five (5) years (the "Initial Term"). At the end of the Initial Term, and on each anniversary date thereafter, this agreement will automatically extend for an additional year beyond the Initial Term, or renewal term, unless we or you give written notice to the other of non-extension at least sixty (60) days prior to the expiration date of the Initial Term, or renewal term of this agreement.

License Fee Refund Period. The first twelve (12) months of the Initial Term of this agreement will be deemed the license fee "Refund Period." If you have not purchased of a minimum of $100,000 in Initial Balance purchases of receivables (as defined in this agreement) during the Refund Period, we agree that you will have the right and option either to: (i) terminate this agreement with a refund of $7,500.00 of the license fee paid hereunder; or (ii) to receive a refund of such amount without a termination of this agreement. To terminate this agreement and receive the license fee refund, you must give us written notice of your election to terminate within thirty (30) days following the expiration of the Refund Period. In the event you give us notice of termination under these circumstances, this agreement will terminate on the date specified in the notice. If you do not give us written notice under these circumstances, we will pay you such refund without a termination of this agreement. Any ongoing support fees which are outstanding at the time of a termination will be immediately due and payable to us. Thereafter, neither you nor we will have any further obligation to the other, subject to the remaining provisions of this Section and
Section 14.

Early Termination After the Refund Period. After the Refund Period expires, we agree that you will have the right to terminate this agreement by giving us ninety (90) days prior written notice of termination, subject to the remaining provisions of this Section and Section 14. In the event you terminate this agreement prior to

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the expiration of the Initial Term or a renewal term (except a termination which arises out of our default), any ongoing support fees which are outstanding at the time of a termination and all License fees which have not been paid previously by you, other than a License fee installment refunded to you in accordance with this Section, will be due and payable 25 days after the date of termination specified in your notice.

Ongoing Purchase Fee Obligations After Expiration or Termination. As additional consideration for the license and services we provide in connection with the Program, you agree to pay an ongoing purchase fee ("OP Fee") with respect to each CashFlow Manager customer for a period of twenty-four (24) months following the expiration or termination of this agreement if you continue to offer an accounts receivable financing program of a nature similar to CashFlow Manager ("replacement program") to such customer. So long as the OP Fee is payable under these circumstances, you agree to report to us each month, on forms supplied by us, the amount of receivables purchased during the preceding month, and remit by check the fees due to us under this section. All OP Fees will be due and payable on or before the 25th day of each month for purchases made in the preceding month.

We agree that you will have no OP Fee obligation if you do not offer, or once you discontinue to offer, your replacement program to such CashFlow Manager customer. We also agree that you will have no OP Fee obligation with respect to new customers added to your replacement program following a termination or expiration of this agreement, or if the termination of this agreement arises out of our default in obligations to you under this agreement. The OP Fee provided for in this section shall be calculated in the same manner as the ongoing support fees provided for in Section 9, including any applicable volume rebate provisions.

Section 12. Program Software; Limited Warranty. As additional consideration for this license, you agree not to reproduce copies of the CashFlow Manager software except to the extent required to operate your CashFlow Manager Program.

Program Software and Documentation. We warrant the physical software media and documentation to be free of defects in materials and workmanship and that each will substantially conform to the specifications and applications set forth in our documentation during the term of this agreement, provided it is used with computer hardware which meets minimum specifications as determined by us during the term of this agreement. However, we make no representation or warranty that the software or documentation is "error-free" or meets any user's particular standards, requirements or needs. If we receive notice of any defects in the software from you, we will replace the defective software media or documentation.

The entire and exclusive liability and remedy for breach of this limited warranty is limited to replacement of the defective software or documentation, and we will have no liability or responsibility to you or to any entity or person with respect to any claim for or damages for any indirect, special or consequential damages in any manner arising out of, or connected with the sale, the use or the anticipated use of the Program software and documentation referred to herein, or for damage caused or alleged to be caused directly or indirectly by the computer software or documentation furnished by us, including but not limited to the interruption of service, loss of business or anticipated profits or consequential damages resulting from the use or operation of the software.

If we are unable to cure the defects in the software or documentation within a reasonable period, you have the option to terminate this agreement upon written notice and receive a refund of all License fees paid by you prior to such termination. Thereafter, neither of us will have any further obligation to the other.

       WE SPECIFICALLY DISCLAIM ALL OTHER WARRANTIES, REPRESENTATIONS, OR
       CONDITIONS, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, ANY
      WARRANTY OR CONDITION OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR
                 PURPOSE. ALL OTHER IMPLIED TERMS ARE EXCLUDED.

Program Services. We represent that each of our employees or representatives assigned to perform marketing, technical support or data processing services will have the proper skill, training and background so as to be able to perform in a competent manner the services described in this agreement; provided, however, you agree that we will not be responsible for any indirect, special or consequential loss or damage, such as loss of anticipated revenues or other consequential economic loss in connection with or arising out of any unintentional breach of this agreement. Nor will we be liable for any errors in judgment or mistakes that may be made in good faith when acting on your behalf. Nor will we be liable for any delay in the performance of



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our duties caused by strike, lawsuit, riot, civil disturbance, fire, shortage of supplies or materials or any other cause reasonably beyond our control.

 YOU HEREBY AGREE TO WAIVE AND RELEASE US FROM ANY CLAIM OR LIABILITY FOR
              ERRORS OR MISTAKES MADE IN GOOD FAITH OR FOR ANY SUCH CONSEQUENTIAL LOSS OR DAMAGE AS SET FORTH IN THIS SECTION.

Section 13. Default; Provisions for Alternative Dispute Resolution. In the event that either you or we default in the performance of any obligation under this agreement, and this default continues for a period of thirty (30) days after written notice is given by the non-defaulting party, then the non-defaulting party will have the right, at its option, to terminate this agreement by giving written notice of such termination. Except as specifically provided otherwise, such termination will not constitute a waiver of our rights to any sums due and payable to us from you pursuant to the terms of this agreement.

We and you further agree that any dispute arising between the parties, either before or after a termination of this agreement, will be submitted either to mediation, or to non-binding arbitration in accordance with the rules of the American Arbitration Association, prior to the commencement of any legal action or proceeding against the other party to this agreement.

Section 14. Procedures Upon Termination. Upon the expiration or termination of this agreement for any cause, you agree to immediately discontinue the use of, and return to us, all trade names, trademarks, service marks, copyrights, patents, computer software programs, manuals, materials, signs, and forms of advertising indicative of the CashFlow Manager Program. If you fail or refuse to comply with the provisions of this section, you agree to reimburse us for all costs, including reasonable attorney's fees and other expenses incurred in connection in the enforcement of this provision. In the event you terminate this agreement, but elect to continue an accounts receivable financing program of a nature similar to CashFlow Manager, you warrant that such replacement program will be or has been developed without the use of any of our confidential or proprietary information covered by this agreement.

Section 15. Binding Effect. This agreement will be effective when executed by one of our duly authorized officers and will benefit and be binding on you and us, and your and our successors or assigns.

Section 16. Governing Law. This agreement will be deemed to have been made and delivered in the State of Texas, and all rights and duties will be governed by and enforced in accordance with the laws of the State of Texas.

IN WITNESS WHEREOF, you and we have executed this agreement on the respective dates set forth below, and is effective on the date accepted by us.

Licensee:

By:                                           Date:
   -------------------------------------           ---------------------------
Its:
    ------------------------------------

                               Licensor Acceptance

The foregoing agreement is hereby accepted and approved by the undersigned duly authorized officer of BANKING SOLUTIONS, INC. on the _____ day of _______________, 1999.

                                          BANKING SOLUTIONS, INC.

                                          By:
   [CASH FLOW MANAGER(SM) LOGO]               ---------------------------------
                                          Its:
                                              ---------------------------------



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                          [BANKING SOLUTIONS INC. LOGO]






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